Exhibit 99
EXTERRAN PARTNERS

Exterran Partners Announces Technical Termination of Partnership for U.S. Federal Income Tax Purposes as a Result of Internal Restructuring by Exterran Holdings

HOUSTON, June 2, 2008 – Exterran Partners, L.P. (NASDAQ: EXLP) today announced that an internal restructuring of certain subsidiaries of Exterran Holdings, Inc. that was completed effective May 31, 2008 resulted in a technical termination of Exterran Partners for U.S. federal income tax purposes on such date.  The technical termination will not affect Exterran Partners’ consolidated financial statements nor will it affect Exterran Partners’ classification as a partnership or otherwise affect the nature or extent of its “qualifying income” for U.S. federal income tax purposes.  The technical termination was anticipated by Exterran Partners and previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

On August 20, 2007, Hanover Compressor Company and Universal Compression Holdings, Inc. completed their merger transaction whereby Exterran Holdings became the owner through its subsidiaries of the 2% general partner interest and a 49% limited partner interest in Exterran Partners.  Since the merger of Hanover and Universal, Exterran Holdings has undertaken various internal restructuring transactions to streamline its business and simplify its financial and tax reporting.

Exterran Partners believes that the most recent of these internal restructuring transactions represented a sale or exchange of 50% or more of its capital and profits interests and therefore resulted in a technical termination of Exterran Partners for U.S. federal income tax purposes.  Exterran Partners’ taxable year for all unitholders ended on May 31, 2008 and will result in a deferral of depreciation deductions that were otherwise allowable in computing the taxable income of Exterran Partners’ unitholders.  Exterran Partners believes that the deferral of depreciation deductions will result in increased taxable income to certain unitholders in 2008, although the exact increase for each unitholder cannot be estimated at this time.

About Exterran Partners
Exterran Partners provides natural gas contract compression services to customers throughout the United States.  Exterran Holdings, Inc. (NYSE: EXH) indirectly owns 51% of Exterran Partners.  For more information, visit www.exterran.com.

Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, including those described in Exterran Partners’ Annual Report on Form 10-K for the year ended December 31, 2007, and those set forth from time to time in Exterran Partners’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com.  Except as required by law, Exterran Partners expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Exterran Partners’ Contact Information:
Investors: David Oatman (281) 836-7035
Media: Pat (Patricia) Wente (281) 836-7308
Media: Rick Goins (281) 836-7289

SOURCE: Exterran Partners, L.P.